Exhibit 5.1

Our Ref                 SSY/694081-000001/8508367v3

Jupai Holdings Limited

10th Floor, Jin Sui Building

379 South Pudong Road

Pudong New District

Shanghai 200120

People’s Republic of China

25 August 2015

Dear Sirs

Jupai Holdings Limited (the “Company”)

We have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of 17,570,281 ordinary shares of par value US$0.0005 in the capital of the Company (the “Shares”) for issuance pursuant to the Company’s 2014 Share Incentive Plan (the “Plan”).

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or pursuant to the proper exercise of any power or authority with respect to the administration of the Plan which has been delegated to any individual or committee) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued and credited as fully paid and non-assessable.

In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

This opinion is subject to the qualification that under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Maples and Calder

Maples and Calder